SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

NORTHRIM BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3111 C Street
Anchorage, AK 99503

March 15, 2004

Dear Shareholder:

     I am pleased to invite you to attend the Northrim BanCorp, Inc. Annual Shareholders’ Meeting where you will have the opportunity to hear about our 2003 operations and our plans for 2004. The meeting will be on Thursday, May 6, 2004, at 9 A.M., at the Hilton Anchorage Hotel — 500 West Third Avenue in Anchorage, Alaska. I hope to see you there.

     You will find additional information concerning Northrim and our operations in the enclosed 2003 Report to Shareholders and Annual Report—10-K, which includes our audited financial statements for the year ended December 31, 2003.

     Whether or not you plan to attend the meeting, please sign and return your proxy card, which is included with this document, as soon as possible. Your opinion and your vote are very important to us. If you choose to attend the meeting, voting by proxy will not prevent you from voting in person; however, if you are unable to attend, voting by proxy will ensure that your vote is counted.

     Thank you for your continued support of Northrim BanCorp, Inc. If you have any questions, please feel free to contact me at (907) 562-0062.

Sincerely,

/s/ Marc Langland

Marc Langland
Chairman, President and CEO

NOTICE OF ANNUAL SHAREHOLDERS’ MEETING

To be held on May 6, 2004

     Notice is hereby given that Northrim BanCorp, Inc. (the “Company”) will hold its 2004 Annual Shareholders’ Meeting at the Hilton Anchorage Hotel, 500 West Third Avenue, Anchorage, Alaska, at 9 A.M., on Thursday, May 6, 2004, for the following purposes, as more fully described in the accompanying proxy statement:

     1. ELECTION OF DIRECTORS. To elect 11 directors for a term ending at the 2005 Annual Shareholders’ Meeting or such other date as their successors may be elected and qualified.

     2. APPROVAL OF STOCK INCENTIVE PLAN. To approve the Northrim BanCorp, Inc. 2004 Stock Incentive Plan.

     3. OTHER BUSINESS. To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

     Shareholders owning Northrim BanCorp shares at the close of business on March 8, 2004, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of that meeting.

     Your Board of Directors unanimously recommends that shareholders vote “FOR” the slate of nominees to the Board of Directors proposed by the Board and “FOR” approval of the 2004 Stock Incentive Plan.

By order of the Board of Directors,

/s/ Mary A. Finkle

Mary A. Finkle Corporate Secretary

March 15, 2004

     Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed form of proxy and mail it promptly in the enclosed return envelope, which requires no postage if mailed in the United States. Your vote is important to us. If you attend the Annual Meeting, you may vote your shares in person if you wish to do so even if you have previously sent in your proxy.

ABOUT THE MEETING
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
PROPOSAL 2: APPROVAL OF STOCK INCENTIVE PLAN
EXECUTIVE COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
INFORMATION CONCERNING SHAREHOLDER PROPOSALS
2003 REPORT TO SHAREHOLDERS AND ANNUAL REPORT—10-K
OTHER MATTERS

SOLICITATION, VOTING, AND REVOCABILITY OF PROXIES	1
ABOUT THE MEETING	1
PROPOSAL 1: ELECTION OF DIRECTORS	2
EXECUTIVE OFFICERS	4
PROPOSAL 2: APPROVAL OF STOCK INCENTIVE PLAN	4
EXECUTIVE COMPENSATION	8
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	13
INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS	15
REPORT OF THE AUDIT COMMITTEE	15
INFORMATION CONCERNING SHAREHOLDER PROPOSALS	16
2003 REPORT TO SHAREHOLDERS AND ANNUAL REPORT—10-K	16
OTHER MATTERS	16

 i

NORTHRIM BANCORP, INC.
3111 C Street
Anchorage, Alaska 99503

PROXY STATEMENT

     The Board of Directors (the “Board”) is soliciting proxies for this year’s Annual Meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

     The Board set March 8, 2004, as the record date for the meeting. Shareholders who owned the Company’s common stock on that date are entitled to vote at the meeting, with each share entitled to one vote. There were 6,052,669 shares of Company stock outstanding on the record date.

     Voting materials, which include this proxy statement dated March 15, 2004, a proxy card, and the 2003 Report to Shareholders and Annual Report—10-K are first being mailed to shareholders on or about March 15, 2004.

ABOUT THE MEETING

Why am I receiving this proxy statement and proxy card?

     You are receiving this proxy statement and proxy card because you own shares of the Company’s common stock. This proxy statement describes matters on which we would like you to vote.

     When you sign the proxy card, you appoint the persons named in the proxy, R. Marc Langland and Christopher N. Knudson, as your representatives at the meeting, and those persons will vote your shares at the meeting as you have instructed on the proxy card. This way, your shares will be voted even if you cannot attend the meeting.

Who is soliciting my proxy, and who is paying the cost of solicitation?

     The enclosed proxy is solicited by and on behalf of the Board of Directors, and the Company will bear the costs of solicitation. The Company has retained Morrow & Co. (“Morrow”), a proxy solicitation firm, to encourage votes in favor of the directors’ recommendations, including election of the slate of nominees proposed by the Board and approval of the Company’s stock incentive plan. In addition, directors, officers, and employees of the Company and/or its subsidiary, Northrim Bank (the “Bank”), may solicit proxies by telephone, facsimile, and personal contact.

     The Company expects to pay Morrow $5,500 and reimburse it for certain expenses in connection with the solicitation of proxies. The Company does not expect to pay any compensation to employees, officers, or directors for soliciting proxies, but will reimburse brokers, nominees, and similar recordholders for reasonable expenses in mailing proxy material to beneficial owners of the Company’s common stock.

What am I voting on, and what vote is required for approval?

     At the Annual Meeting, you will be asked to vote on the election of 11 directors to serve on the Board until the 2005 Annual Shareholders’ Meeting and vote on the approval of the Company’s stock incentive plan. The election of directors and approval of the stock incentive plan will require the affirmative vote of a majority of the shareholders present in person or represented by duly executed proxy at the meeting.

Who is entitled to vote?

     Only shareholders who owned the Company’s common stock as of the close of business on the record date, March 8, 2004, are entitled to receive notice of the Annual Meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.

How do I vote, and how are the votes counted?

     You may vote your shares either in person at the Annual Meeting or by proxy. To vote by proxy, you should mark, date, sign, and mail the enclosed proxy card in the prepaid envelope provided. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or other nominee, who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

     With regard to the election of directors, you may cast your vote in favor of some or all of the nominees or you may withhold your vote as to some or all of the nominees. Directors will be elected if the number of votes cast in favor of the director exceeds the number of votes cast against the director. Accordingly, votes withheld generally will have no effect on the outcome of the election. You may also abstain from voting on any proposals other than the election of directors. An abstention will have no impact on the election of directors or any of the remaining proposals set forth in the Notice of Annual Shareholders’ Meeting.

     If shares are held in “street name,” that is, through a broker or nominee, the broker or nominee is permitted to exercise voting discretion under certain circumstances. At this meeting, if the broker or nominee is not given specific voting instructions, shares may be voted on the election of directors by the broker or nominee in their own discretion. Brokers do not have discretion to vote on the stock incentive plan so you must obtain a proxy card from your broker and provide your broker with instructions on how to vote your shares. However, if your shares are held in street name and neither you nor your broker votes them, the votes will be “broker non-votes,” which will have the effect of excluding your vote from the tallies. If your shares are held in your own name and you do not vote your shares, your shares will not be voted.

     On each matter before the meeting, including the election of directors and approval of the stock incentive plan, shareholders are entitled to one vote for each share of common stock they held at the record date. Shareholders may not cumulate their votes for the election of directors.

Can I change my vote after I return my proxy card?

     Yes. If the enclosed proxy is duly executed and received in time for the meeting, the persons named in the proxy will vote the shares represented by the proxy “FOR” the 11 nominees listed in the proxy statement and the stock incentive plan, unless otherwise directed. If you grant a proxy, you may revoke it at any time before its exercise by written notice to the Company to the attention of Mary A. Finkle, Corporate Secretary, by submitting a proxy with a subsequent date, or by announcing your revocation to the secretary at the meeting prior to the taking of a shareholder vote. The shares represented by properly executed proxies that are not revoked will be voted in accordance with the specifications in such proxies.

Can I vote on other matters or submit a proposal to be considered at the meeting?

     The Company has not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and shareholders may submit matters for a vote only in accordance with the Company’s bylaws. The Board of Directors does not presently know of any other matters to be brought before the Annual Meeting.

     For shareholders seeking to include proposals in the proxy materials for the 2005 Annual Meeting, the proposing shareholder or shareholders must comply with all applicable regulations, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the proposals must be received by the Secretary of the Company on or before November 15, 2004.

How many votes are needed to hold the Annual Meeting?

     A majority of the Company’s outstanding shares as of the record date (a quorum) must be present at the Annual Meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if a shareholder is present and votes in person at the meeting or has properly submitted a proxy card. As of the record date for the Annual Meeting, 6,052,669 shares of the Company’s common stock were outstanding and eligible to vote.

How do I communicate with Directors?

     The Board provides a process for stockholders to send communications to the Board or any of the directors. Stockholders may send communications to the Board or any of the directors c/o Corporate Secretary, Northrim BanCorp, Inc., 3111 C Street, Anchorage, Alaska 99503. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.

PROPOSAL 1: ELECTION OF DIRECTORS

General

     The Company’s Articles of Incorporation provide that the Board of Directors will consist of not less than five nor more than 25 directors. Currently, the Board of Directors consists of 11 directors. The Board of Directors has set the number of directors to be elected at the Annual Meeting at 11 directors. Directors are elected for a one-year term and serve until their successors have been elected and qualified.

     The Board of Directors has nominated the individuals listed on the following pages for election as directors for the one-year term expiring at the 2005 Annual Shareholders’ Meeting or until their successors have been elected and qualified. If any nominee refuses or becomes unable to serve as a director before the meeting, the directors will select a replacement nominee, and your proxies will be voted for that replacement nominee. The Board of Directors presently has no knowledge that any nominee will refuse or be unable to serve.

     It is the Company’s policy to encourage that the directors up for election at the annual meeting attend the annual meeting. All directors up for election at the 2003 Annual Shareholders’ Meeting, but for one, attended the 2003 Annual Shareholders’ Meeting.

INFORMATION ABOUT THE NOMINEES

     The following table provides certain information about the nominees for director, including age, principal occupation during the past five years, and year first elected a director of Northrim Bank (the “Bank”) or the Company. All of the nominees are presently directors of the Bank and the Company.

Name/Age	Occupation of Nominee During Past Five Years	Director Since
R. Marc Langland, 62	Chairman, President, and CEO of the Company and the Bank; Director, Alaska Air Group	1990

Larry S. Cash, 52	President and CEO, RIM Architects (Alaska), Inc. since 1986; CEO, RIM Architects (Guam), Inc.	1995

Mark G. Copeland, 61	Since June 1999, owner and sole member of Strategic Analysis LLC, a management consulting firm; Member, Copeland, Landye, Bennett and Wolf, LLP (law firm) for 30 years prior to that time	1990

Frank A. Danner, 70	Since May 1990, Secretary/Treasurer, IMEX Ltd. Dba Dynamic Properties (real estate firm); President and CEO (1978-2003), Far North Fishermen, Inc. (a commercial fishing enterprise); Partner of KPMG LLP from 1970 to 1990	1990

Ronald A. Davis, 71	CEO and Administrator, Tanana Valley Clinic until his retirement in 1998; Secretary/Treasurer, Canoe Alaska, 1996 to 1999; Vice President (1999-2003), Acordia of Alaska Insurance (full service insurance agency)	1997

Anthony Drabek, 56	President and CEO, Natives of Kodiak, Inc. (Alaska Native Corporation) since 1989; Chairman and President, Koncor Forest Products Co.; Secretary/Director, Atikon Forest Products Co.	1991

Christopher N. Knudson, 50	Executive Vice President and Chief Operating Officer of the Company and the Bank	1998

Richard L. Lowell, 63	President, Ribelin Lowell & Company (insurance brokerage firm) since 1985	1990

Irene Sparks Rowan, 62	Director (1988-2000), Klukwan, Inc. (Alaska Native Corporation) and its subsidiaries	1991

John C. Swalling, 54	President, Swalling & Associates PC (accounting firm) since 1991	2002

Joseph E. Usibelli, 65	Chairman, Usibelli Coal Mine since 1986	1990

The Board of Directors recommends that you vote “FOR” these nominees.

Shareholder Nominations for 2004 Annual Shareholders’ Meeting

     In accordance with the Company’s Bylaws, shareholder nominations for the 2004 Annual Shareholders’ Meeting ordinarily must be delivered in writing to the Secretary of the Company not less than 14 nor more than 50 days prior to the meeting. Any shareholder nomination should contain the following information to the extent known to the nominating shareholder: (i) the name and address of each proposed nominee; (ii) each nominee’s principal occupation; (iii) the total number of shares of the Company’s common stock that will be voted for each proposed nominee; (iv) the name and residence of the nominating shareholder; (v) the number of shares of the Company’s common stock owned by the nominating shareholder; and (vi) whether the nominee had agreed to serve if elected.

     Nominations not made in accordance with the above requirements may be disregarded, in the sole discretion of the Chairman of the Annual Meeting, and upon the Chairman’s instruction, the vote teller may disregard all votes cast for that nominee.

Information Regarding the Board of Directors and its Committees

     All non-management directors, with the exception of Mr. Danner who is a partner of ARC Partnership, the company that owns the Bank’s main office space, are independent of management within the meaning of currently applicable rules of the Securities Exchange Act of 1934 (the “1934 Act”), the Securities and Exchange Commission and the Nasdaq National Market listing requirements.

     The Company’s Board of Directors has adopted certain standing committees, including an Audit Committee and Compensation Committee.

     There presently is no Nominating Committee. A majority of independent directors identifies and recommends persons to be nominees for positions on the Board of Directors at each Annual Shareholders’ Meeting and to fill vacancies on the Board between annual meetings. Our directors take a critical role in guiding the Company’s strategic direction and oversee the management of the Company. Board candidates, including directors up for reelection, are considered based upon various criteria, such as broad-based business and professional skills and experiences, banking experience, concern for long-term interests of the shareholders, personal integrity, freedom from conflicts of interest, sound business judgment, community involvement, and time available to devote to board activities.

     The Bank’s Board of Directors met 10 times, and the Company’s Board of Directors met nine times during 2003. During 2003, all directors attended at least 75% of the total meetings of the Board and all committees of which they were members.

     Audit Committee. The Audit Committee’s principal functions include reviewing and approving the services of the independent auditors, reviewing the plan, scope, and audit results of the independent and internal auditors, and reviewing the reports of bank regulatory authorities. The Company’s Board of Directors has adopted a written charter for the Audit Committee. Current members of the Audit Committee are Mark G. Copeland, Anthony Drabek, and Richard L. Lowell. During 2003, the Audit Committee met five times. All members of the Audit Committee are independent of management within the meaning of currently applicable rules of the 1934 Act, the Securities and Exchange Commission, and the Nasdaq National Market listing requirements. SEE “REPORT OF THE AUDIT COMMITTEE.”

     Compensation Committee. The primary functions of the Compensation Committee, which met three times in 2003, are to review and approve officer compensation, select and approve employee benefits and retirement plans, and administer the Company’s stock option plans. Compensation Committee members are Larry S. Cash, Ronald A. Davis, and Joseph E. Usibelli. All members of the Compensation Committee are independent within the meaning of currently applicable rules of the 1934 Act, the Securities and Exchange Commission and the Nasdaq National Market listing requirements.

     Director Compensation. Non-officer directors currently receive a $5,000 annual cash retainer and an award of stock equal to $5,000 at the then current market value payable annually for serving on the Board of Directors, in addition to the fee of $750 for each Board meeting attended. Members of the Audit and Compensation Committees receive $750 for each meeting attended with the exception of the committee chairperson who receives $1,500 and $1,125, respectively, for each committee meeting they attended.

EXECUTIVE OFFICERS

     The following table sets forth certain information about the Company’s executive officers:

			Has Served as
			an Executive
Name	Age	Position	Officer Since
R. Marc Langland	62	Chairman of the Board, President and Chief Executive Officer of Northrim BanCorp, Inc. and Northrim Bank	1990

Christopher N. Knudson	50	Executive Vice President and Chief Operating Officer of Northrim BanCorp, Inc. and Northrim Bank	1990

Victor P. Mollozzi	54	Senior Vice President, Senior Credit Officer of Northrim Bank	1990

Joseph M. Schierhorn	46	Senior Vice President, Chief Financial Officer, and Compliance Manager of Northrim BanCorp, Inc. and Northrim Bank	2001

     All officers are elected by the Board of Directors for one year terms or until their successors are appointed and qualified. Each of the named executives have employment agreements with the Company. See “EXECUTIVE COMPENSATION — Employment Agreements.”

     The Company has adopted a Code of Conduct, which includes a Code of Ethics for our executive officers. We will furnish a copy of the Code of Conduct to shareholders at no charge upon request to the Corporate Secretary.

PROPOSAL 2: APPROVAL OF STOCK INCENTIVE PLAN

     During 2003, Northrim, as recommended by the Compensation Committee and management, engaged an independent benefits and compensation consulting firm to review its executive compensation package. In connection with the review, and with the assistance of legal counsel, management proposed a new 2004 Stock Incentive Plan that would authorize issuance of 300,000 shares and reflect accounting rule changes expected to become effective in 2005.

     The Board believes that a stock incentive plan for key employees is desirable to attract and retain the best-qualified people available to assist in the ongoing management of the Company. Accordingly, the 2004 Stock Incentive Plan (the “Plan”) was adopted by the Compensation Committee on February 12, 2004, and, as further recommended by the Committee, approved by the unanimous written consent of the Board of Directors of Northrim BanCorp, Inc.

     The following briefly summarizes certain key features of the Plan, a copy of which is available for inspection upon request.

Stock Options Under the Northrim BanCorp, Inc. 2004 Employee Stock Incentive Plan

     The Plan authorizes the Board of Directors or the Committee to administer the Plan and to grant to eligible key employees, from time to time, incentive and/or nonqualified stock options, restricted stock, restricted units, performance shares, performance units, stock appreciation rights, or dividend equivalent rights.

     The Plan provides for the issuance of options that qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, and also for the issuance of nonqualified stock options (“NSOs”). The exercise price of incentive stock options and nonqualified stock options as set by the Committee shall in no event be less than 100% of the fair market value of the shares on the date of grant. Outstanding options may be repriced only with shareholder approval.

     All options granted under the Plan will expire not more than 10 years from the date of grant. A total of 300,000 shares may be subject to awards under the Plan, subject to adjustments for any stock splits, stock dividends, or other changes in the capitalization of the Company. To the extent an award is forfeited, not exercised, or cancelled without delivery of shares, the corresponding shares will be added back to the potential pool of available shares. The potential pool of 300,000 available shares includes any shares remaining available under the 2000 Employee Stock Incentive Plan (the “Prior Plan”). From the date of shareholder approval of the Plan, the Prior Plan will cease to be available for the granting of any future awards.

     A maximum of 75,000 shares will be available for ISOs granted under the Plan. A maximum of 200,000 shares will be available for grants of restricted stock, restricted units, performance shares and performance units. With respect to any period of three consecutive calendar years, no grantee under the Plan shall receive grants for options and stock appreciation rights, in the aggregate, covering more than 100,000 shares.

     The exercise price for shares purchased upon the exercise of an option must be paid in cash or such other consideration, including shares of the Company’s common stock, acceptable to the Committee.

     The term of outstanding options will be fixed by the Committee. No ISO granted pursuant to the Plan will be exercisable after 10 years from the date of grant. The term of each nonqualified stock option shall also be 10 years from the date it is granted unless a shorter or longer period of time is established by the Committee. Each option will be exercisable pursuant to a vesting schedule to be determined by the Committee.

Stock Awards, Stock Appreciation Rights, and Dividend Equivalent Rights Under the Northrim BanCorp, Inc. 2004 Stock Incentive Plan

     The Plan authorizes the Board of Directors or the Committee to administer the Plan and to grant, from time to time, stock awards in the form of shares of stock or the right to receive shares of stock, or their cash equivalent or a combination of both (“Stock Awards”) to eligible key employees of the Company. Stock Awards will be in the form of restricted stock, restricted units, performance shares and performance units. The Plan also authorizes the grants of stock appreciation rights, which are grants of rights that entitle the holder to payment equal to the difference between the fair market value of a share at the time of grant versus the fair market value at the time the stock appreciation right is exercised. Stock appreciation rights may be granted in connection with options or separately. Similarly, the Plan authorizes the grant of dividend equivalent rights, either in connection with other awards (particularly Stock Awards and stock appreciation rights) or separately.

     The Stock Awards shall be earned and vest over a period of at least three years and shall be governed by such conditions, restrictions, and contingencies as the Committee shall determine at its discretion. The Committee may use conditions such as continuous service and/or the achievement of performance goals. Of the 300,000 shares available under the Company’s 2004 Stock Incentive Plan, no more than 200,000 may be used to grant restricted stock, restricted units, performance shares, or performance units, in the aggregate.

     The maximum value of all awards (options, Stock Awards, stock appreciation rights, and dividend equivalent rights) granted under the Plan to any single recipient may not exceed $1 million for any period for three consecutive calendar years.

Amendment and Termination of the Plan The Plan may be modified, amended or terminated by the Board of Directors, except that shareholder approval is required for any amendment which (i) increases the number of shares subject to the Plan (other than in connection with certain automatic adjustments such as changes in capitalization), (ii) increases or expands the category of eligible recipients, or (iii) whenever applicable law requires that a proposed amendment to the Plan receive shareholder approval. The Board or Committee may amend the terms and conditions of outstanding stock options as long as such amendments do not terminate the option or otherwise adversely affect the holders of such stock options without such holders’ consent.

Adjustment of Shares In the event of any changes in the outstanding stock of the Company by reason of stock dividends, stock splits, or any other increase or decrease in the number of shares of the Company’s common stock, the Plan provides for appropriate adjustments to the number of shares reserved for issuance pursuant to the exercise of stock options, the number of stock options previously granted, and the exercise price of stock options previously granted.

Corporate Transaction In the event of a merger or other reorganization of the Company where the Company is not the surviving company (other than a reorganization where the ownership of the surviving company is substantially the same as that of the Company) or in the event of a sale of substantially all the assets or a liquidation or dissolution of the Company, all outstanding options shall not become immediately exerciseable, unless so provided by the individual award agreement. If the awards are not assumed by the successor corporation or replaced with a comparable award, the Committee may, in its sole discretion, terminate all outstanding awards after proper notice affording optionees a 60-day period in which to exercise their options.

Federal Income Tax Consequences

     The federal income tax consequences to the Company and to any person granted an option under the Plan are complex and subject to change. The following discussion is a summary of the general rules applicable to stock options.

     NSOs Non-qualified stock options do not qualify for any special tax benefits to the optionee. No income will be recognized by a participant upon the grant of an NSO. On the exercise of an NSO, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the option price. Upon a later sale of those shares, the optionee will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold.

     The income realized by the optionee upon exercise will be subject to income tax withholding by the Company out of the current earnings paid to the optionee. The Company may also withhold from any person exercising an option a number of shares of common stock having a fair market value equal to the amount required to be withheld under applicable tax laws.

     If payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the option price), and the shares’ holding period will begin on the day after the exercise date. If the optionee uses already-owned shares to exercise an option in whole or in part, the transaction will not be considered to be a taxable disposition of the already owned shares. The optionee’s tax basis of the already-owned shares will be carried over to the equivalent number of shares received upon exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the exercise date (but not less than the amount of cash, if any, used in payment), and the holding period for such additional shares will begin on the date after the exercise date.

     In general, there will be no federal tax consequences to the Company upon the grant or termination of NSOs or a sale or disposition of the shares acquired upon the exercise of NSOs. Upon the exercise of NSOs, however, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code. Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a limitation on deductibility for the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the Company’s Chief Executive Officer or any one of the other four most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Options can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive for any period is stated, and stockholder and Board approval is obtained. The Plan has been drafted to allow compliance with those performance-based criteria.

     ISOs Incentive stock options qualify for favorable tax treatment for the optionee under Section 422 of the Code. Optionees will not recognize any income upon either the grant or the exercise of ISOs, and the Company may not take a deduction for federal tax purposes with respect to such grant or exercise. Upon the sale of the shares of common stock obtained through the exercise of ISOs by the optionee, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of incentive stock options may subject the optionee to alternative minimum tax liability.

     If an optionee exercises incentive stock options and does not dispose of the shares received within two years after the date of the grant of such stock options or within one year after the issuance of the shares to him or her, any gain realized upon disposition will be characterized as long-term capital gain. In such case, the Company will not be entitled to a federal tax deduction. If the optionee disposes of the shares either within two years after the date that the options are granted or within one year after the issuance of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the exercise price, or (ii) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the stock options will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the stock options. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee’s compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

     The exercise of incentive stock options may subject an optionee to alternative minimum tax liability. The excess of the fair market value of the shares at the time incentive stock options are exercised, less the exercise price of the stock options, is included in income for purposes of the alternative minimum tax, even though it is not included in the taxable income for purposes of determining the regular tax liability of an optionee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises incentive stock options.

     In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of incentive stock options. However, in the event an optionee sells or disposes of stock received upon the exercise of incentive stock options in a disqualifying disposition, the Company is entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

Stock Awards, Stock Appreciation Rights, and Dividend Equivalent Rights

     Stock Awards (restricted stock, restricted units, performance shares and performance units) and stock appreciation rights do not qualify for any special tax benefits to the grantee. The taxation of grants of Stock Awards to an employee as a compensatory transfer is governed by Section 83 of the Code. The shares of stock will not be included in the gross income of the employee until the shares are fully transferable or the employee becomes vested in the shares, whichever is earlier. The excess of the fair market value of the shares or money transferred over the amount paid by the employee is included in gross income. Upon a later sale of those shares, the optionee will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold.

     Stock appreciation rights and dividend equivalent rights, which result in a cash payment or distribution of freely transferable shares of Company common stock to the grantee, will trigger taxable income equal to the amount of the cash and/or fair market value of the shares delivered. The income will represent ordinary income for tax purposes, and the Company will be required to withhold employment taxes.

     The employee may elect, under section 83(b) of the Code, to be taxed immediately upon transfer of restricted stock (whether vested or unvested). If a section 83(b) election is made, the difference between the fair market value of the shares transferred and the amount paid by the employee at the time of transfer is included in gross income. Any subsequent appreciation in the stock is not taxable as compensation, but rather short-term or long-term capital gain or loss, as the case may be. A section 83(b) election may not be made upon the receipt of the right to receive shares of stock in the future since no property has been transferred.

     The income realized by the grantee will be subject to income tax withholding by the Company out of the current earnings paid to the grantee, if any. The tax basis of the shares will be equal to the amount paid for the shares plus any amount included in the income of the employee, and the shares’ holding period will begin on the day the employee becomes fully vested in the shares.

     In general, there will be no federal tax consequences to the Company upon the grant or termination of Stock Awards or a sale or disposition of the shares granted. The Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an employee is required to recognize, provided that the deduction is not otherwise disallowed under the Code. Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a limitation on deductibility for the Company. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either the Company’s Chief Executive Officer or any one of the other four most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Stock Awards can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive for any period is stated, and stockholder and Board approval is obtained. The Plan has been drafted to allow compliance with those performance-based criteria.

Awards Granted

     Since options and Stock Awards, stock appreciation rights, and dividend appreciation rights granted under the 2004 Stock Incentive Plan are discretionary, the Company cannot currently determine the number of awards that will be issued pursuant to the Plan in the future.

Shareholder Approval of Plan

     Approval of the Plan requires the affirmative vote of a majority of the shareholders present in person or by duly executed proxy at the meeting.

The Board of Directors recommends that shareholders vote “FOR” approval of the 2004 Stock Incentive Plan as described above.

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

     The Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company has furnished the following report on executive compensation for fiscal year 2003. The Compensation Committee report is intended to describe in general terms the process the Compensation Committee undertakes and the matters it considers in determining the appropriate compensation for the Company’s executive officers, including the executive officers who are named in the Summary Compensation Table that begins on page 11.

Responsibilities and Composition of the Compensation Committee

     The Compensation Committee is responsible for (i) establishing, with the assistance of independent compensation consultants and legal counsel, compensation programs for executive officers of the Company designed to attract, motivate, and retain key executives responsible for the success of the Company as a whole; (ii) administering and maintaining such programs in a manner that will benefit the long-term interests of the Company and its shareholders; and (iii) determining the salary, bonus, stock option, and other stock-based compensation of the Company’s executive officers. The Compensation Committee serves pursuant to a Charter adopted by the Board of Directors.

     The Compensation Committee is composed of Ronald A. Davis, Chairman, Joseph E. Usibelli, and Larry S. Cash. None of the members are officers or employees of the Company and all are independent of management within the meaning of currently applicable rules of the 1934 Act, the Securities and Exchange Commission and the Nasdaq National Market listing requirements. Mr. Usibelli has served on the Compensation Committee since 1991. Mr. Cash was appointed to the Compensation Committee in 1996. Mr. Davis was appointed to the Compensation Committee in 2002.

Compensation Philosophy

     The Compensation Committee bases its compensation strategy on maintaining the Company’s primary strategic goal: to maintain, over the next several years, a well-capitalized, customer-focused financial institution, headquartered in Anchorage and serving the greater Anchorage, Matanuska Valley, and Fairbanks areas, as well as various other markets in Alaska. We believe that achieving these goals will create long-term value for shareholders, consistent with protecting the interests of our depositors. The Company’s business and growth strategies consist of the following elements:

•	Continued development of a business culture in which customers are accorded the highest priority in all aspects of the Company’s operations.

•	Emphasis on developing full-service banking relationships with members of the business and professional communities to increase loan and core deposit volumes.

•	Competitive and responsive commercial, construction, small business, land development, and real estate lending.

•	Strong marketing emphasis on the Company’s customer-focused philosophy to assist in the further development of a broad core deposit base which will help fund expanded lending activity.

•	Control of credit risk through established loan underwriting and monitoring procedures, loan concentration limits, product and industry diversification, as well as the hiring and retention of experienced lending personnel having a high degree of familiarity with their market areas.

•	Delivery of products and investment management services through its subsidiary’s (Northrim Investment Services Company) investment in Elliott Cove Capital Management.

•	Continued growth through a combination of growth at existing offices, expanding the Company’s presence and visibility in the marketplace, along with technological advances, and expansion into other markets as promising opportunities for diversification and growth arise.

     The Compensation Committee believes that compensation packages for executive officers and key personnel should be based to a substantial extent on achievement of the goals and strategies the Board has established and articulated. When establishing salaries, bonus levels and stock option awards for executive officers, the Compensation Committee considers (i) financial performance during the past year; (ii) the individual’s performance during the past year; and (iii) the salaries of executive officers in similar positions with companies of comparable size and other companies within the financial institutions industry. For executive officers other than the Chief Executive Officer, the Compensation Committee gives consideration to recommendations of the Chief Executive Officer. The method for determining compensation varies from case to case based on a discretionary and subjective determination of appropriate criteria.

Compensation Programs and Practices

     The Company’s executive compensation program continues to consist of four key elements: (i) base salary; (ii) a performance-based annual bonus; (iii) periodic option grants and other stock-based compensation awards; and (iv) retirement and other deferred benefits.

     The Compensation Committee believes this four-part approach best serves the interests of the Company and its shareholders. It enables the Company to meet the requirements of the highly competitive banking environment in which it operates, while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of shareholders. The variable annual bonus rewards and incentives individual performance, and is based in significant part on the contribution made by the officer to the Company’s overall performance. Stock options relate a significant portion of long-term remuneration directly to stock price appreciation and further promote the executive’s continued service with the organization.

     The Company has developed and implemented policies for determining salary structure, annual incentive bonus payments, and employee stock option awards based on recommendations by nationally recognized compensation consulting firms, which have periodically reviewed the Company’s executive compensation practices and its overall compensation program.

     During 1999, and again in 2002, the Company engaged an independent nationally recognized consulting firm to review and analyze its executive compensation package and its overall compensation practices to ensure that the Company remains competitive with financial institutions of comparable size. Based on the consultants’ recommendations and with the advice of legal counsel, the Company adopted an employee stock incentive plan in 2000, amended its executive officer employment agreements effective January 1, 2003, and adopted, and is recommending for approval of shareholders, a 2004 Stock Incentive Plan, each of which is described elsewhere herein.

     Base Salary Based on its consideration of competitive industry salaries and general economic conditions within the Company’s market area and within the financial institutions industry, the Company’s Human Resources Department has established a graded salary structure for executives and other officers. Individual base salaries for executive officers are based upon recommendations by the Chief Executive Officer, taking into account the officer’s salary grade. Base salary levels are reviewed annually and any proposed increases are recommended to the Compensation Committee by the Chief Executive Officer based on an assessment of an executive’s scope of responsibilities, individual performance, and contribution to the organization.

     Annual Bonus Executive officers have an annual incentive bonus opportunity as participants in the Company’s Executive Incentive Plan (the “Incentive Plan”). Incentive Plan participants are recommended by the Chairman of the Board and President, and approved by the Compensation Committee prior to each plan year. The Incentive Plan establishes three tiers of incentive award amounts based on officer title and level of responsibility. The Incentive Plan then establishes within each tier three levels of award representing a predetermined graduated percentage of annual base salary. Actual bonus amounts must be approved by the Compensation Committee and are based on a formula that takes into account predetermined performance standards. The current performance standards include efficiency, return on equity, net income to budget, asset growth, and the credit quality of portfolio loans. These criteria may be modified from time to time based on the Company’s strategic plan, with a goal of maximizing shareholder returns.

     Options and Other Stock-Based Compensation The Compensation Committee has followed a philosophy of offering stock-based incentives to the Company’s employees to: (i) attract and retain the best available personnel; (ii) enhance long-term profitability and shareholder value; and (iii) encourage employees to acquire and maintain stock ownership in the Company, thereby more closely aligning the interests of employees and shareholders. The Compensation Committee, subject to the Company’s employee stock option plans, may determine the employees eligible to receive options and awards and to assess the amount of each option and award.

     Retirement and Other Deferred Compensation Executive officers participate in the Company’s qualified retirement plan, the Northrim Bank Savings Incentive Plan (401-k), to the same extent and subject to the same rules and limitations as the Company’s and the Bank’s other employees. In addition, effective July 1, 1994, the Bank adopted the Northrim Bank Supplemental Executive Retirement Plan (“SERP”) for the benefit of its executive officers. The Compensation Committee and the Board of Directors approved an amendment to the SERP, effective January 1, 2004, allowing participants more flexibility in choosing the form of payment of their benefits. The SERP provides for payment of a specified amount to plan beneficiaries or their survivors upon retirement, with early retirement permitted after the participant’s 55th birthday if she or he has been a plan participant for at least five years prior to retirement. Benefits are payable monthly beginning 90 days after retirement, with the amount payable being equal to the total plan account balance for that participant (including interest at a specified fixed rate), divided by 12 months, divided by the number of years over which the participant elects to receive payments, with 15 years being the maximum period over which payout is permitted. If the participant dies prior to commencement of benefits, benefits are paid to the participant’s survivors in equal installments over 15 years unless the Compensation Committee elects to accelerate payment. Finally, certain executive officers are entitled to participate in the

Bank’s non-qualified deferred compensation plan, which is intended to provide a source of funds for the future retirement of such executive officers.

     The Company’s performance has, in the Compensation Committee’s opinion, shown the value of this approach. In particular, the Compensation Committee noted continued asset growth, improvement in the return on equity ratio, and improved efficiencies for the year 2003; and the operation of the Bank’s new imaging system, which the Compensation Committee believes will provide the Company with the technology needed to currently serve and efficiently meet the future needs of Northrim’s customers. The Compensation Committee also noted that the Company has achieved a profit every quarter since the fourth quarter of its first full year in operation.

     Chief Executive Officer Compensation Mr. R. Marc Langland serves as the Chairman, President and Chief Executive Officer of Northrim BanCorp, Inc. and Northrim Bank. In evaluating the compensation of Mr. Langland for services rendered in 2003, the Compensation Committee considered both quantitative and qualitative factors.

     In looking at quantitative factors, the Compensation Committee reviewed the Company’s 2003 financial results compared to the Company’s plan and actual results for 2002. Specifically, the Committee considered that: (i) year-end net income increased 23% from 2002 net income; (ii) the Company earned $1.69 per diluted share for the year 2003 compared to $1.35 per diluted share one year ago; and (iii) the Company’s total assets; portfolio loans (excluding real estate loans for sale) and total deposits grew by 5%, 14%, and 3%, respectively, from year-end 2002 to year-end 2003. The Company’s efficiency ratio improved from 56.9% in 2002 to 53.7% in 2003.

     In addition to these quantitative accomplishments, the Compensation Committee also considered certain qualitative accomplishments by Mr. Langland in 2003. Specifically, the Compensation Committee recognized that, due in part to Mr. Langland’s continued efforts, the Company realized a number of its corporate objectives, including the formation and operation of Northrim’s new Small Business Center located in the Bank’s West Anchorage branch; the Company’s participation in a pooled Trust Preferred Offering from which it received $8 million in additional capital; the implementation of technological advances to more efficiently operate the Bank and better serve its customers; as well as the further development of the Company’s strategic plan to deliver a diversified range of products and investment management services through its subsidiary’s (Northrim Investment Services Company) investment in Elliott Cove Capital Management LLC (“Elliott Cove”) that is expected to attract, broaden, and strengthen customer relationships, as well as provide the opportunity to develop new relationships over the long-term in an increasingly competitive environment. The Compensation Committee also recognized Mr. Langland’s vision and leadership in strategically positioning the Company for future significant development in the banking industry and in the Company’s market area, and otherwise developing long-term strategies for the future direction and growth of the organization.

     Based on the foregoing and consistent with the Compensation Committee’s overall compensation philosophy, the Compensation Committee made the following determinations with respect to Mr. Langland’s compensation for 2003. Mr. Langland’s annual salary in 2003 was established at $282,828, and he was awarded an incentive (bonus) payment of $63,250 for 2003 performance. In April 2003, Mr. Langland was also granted a stock option award of 12,000 shares of common stock for his outstanding contributions to the Company’s success.

CONCLUSION

     The Compensation Committee believes that for 2003, the compensation terms for Mr. Langland, as well as for the other executive officers, were clearly related to the realization of the goals and strategies established by Northrim BanCorp, Inc. as well as the performance of the organization as compared with performance of peer companies.

Ronald A. Davis, Chairman
Larry S. Cash
Joseph E. Usibelli

Stock Performance Graph

     The graph shown below depicts the total return to shareholders during the period beginning after December 31, 1998, and ending December 31, 2003. The definition of total return includes appreciation in market value of the stock, as well as the actual cash and stock dividends paid to shareholders. The comparable indices utilized are the Standard & Poor’s 500 Index, which is a nationally recognized index of stock performance by 500 leading companies located in the United States chosen by market size, liquidity, and industry group, and the SNL Financial Bank Stock Index, comprised of publicly traded banks with assets of $500 million to $1 billion which are located in the United States. The graph assumes that the value of the investment in the Company’s common stock and each of the two indices was $100 on December 31, 1998, and that all dividends were reinvested.

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Northrim BanCorp, Inc.	100.00	73.20	80.19	126.46	121.29	210.79
S&P500	100.00	121.11	110.34	97.32	75.75	97.40
SNL $500M-$1B Bank Index	100.00	92.57	88.60	114.95	146.76	211.62

COMPENSATION TABLES

Summary Compensation Table

     The following table sets forth the aggregate compensation for services rendered to the Company in all capacities paid or accrued for the fiscal years ended December 31, 2003, 2002, and 2001, to each person serving as an executive officer of Northrim BanCorp, Inc. and Northrim Bank whose aggregate cash and cash equivalent forms of compensation exceeded $100,000 (“Named Executives”).

				Long-term
				Compensation Awards
Name and Principal	Annual Compensation			Securities Underlying	All Other
Position	Year	Salary	Bonus	Options (#)(1)	Compensation(2)
R. Marc Langland,	2003	$282,828	63,250	12,000	$165,919
Chairman, President,	2002	277,776	70,000	—	123,349
Chief Executive Officer	2001	269,427	71,550	14,300	72,576

Christopher N. Knudson,	2003	197,359	43,585	9,500	91,420
Executive Vice President,	2002	193,928	47,000	—	59,532
Chief Operating Officer	2001	187,989	49,275	9,350	35,973

Victor P. Mollozzi,	2003	147,077	21,000	5,000	63,306
Senior Vice President,	2002	144,492	30,600	—	40,329
Senior Credit Officer	2001	140,842	31,240	5,500	21,265

Joseph M. Schierhorn,	2003	134,029	29,000	7,500	17,318
Senior Vice President,	2002	123,990	30,000	—	14,196
Chief Financial Officer,	2001	114,289	15,602	5,500	12,440
Compliance Manager

     (1)As adjusted for stock dividends.

     (2)Includes $20,000, $20,000, $17,690, and $16,949 in contributions to the Company’s 401(k) savings plan in 2003 for Messrs. Langland, Knudson, Mollozzi, and Schierhorn, respectively. Includes $54,775, $18,875, and $7,344 in contributions to the

SERP and $88,372, $51,641, and $37,600 in contributions to a non-qualified deferred compensation plan in 2003 for Messrs. Langland, Knudson, and Mollozzi, respectively. The balance of the 2003 amounts represents term life insurance premiums.

Employment Agreements

     Effective January 1, 2003, the Company adopted amended employment agreements for R. Marc Langland, Christopher N. Knudson, and Victor P. Mollozzi and a new employment agreement with Joseph M. Schierhorn. Each employment agreement between the Company and the executive will automatically renew for successive one-year terms, unless either party gives notice 90 days prior to the expiration of the term and since no notice was given by either of the parties, the employment agreements between the Company and each of the named executives were renewed for the year 2004 according to the terms defined in the agreements.

     The employment agreements provide for severance payments in the event of termination of the executive by the employer without cause or if the executive leaves the Company for good reason during the term of the agreement. In either event, the Company is required to pay the executive an amount equal to two times the executive’s highest base salary over the prior three years, plus an amount equal to two times the higher of the target bonus or average bonus paid over the prior three years.

     The executives are also entitled to severance payments in certain circumstances following a change of control of the Company. In the case of Langland and Knudson, if the Company is subjected to a Change of Control (as defined in the agreements) and either the Company or its assigns terminates either executive’s employment without cause or, either executive terminates his employment for good reason within two years of the Change of Control, the executive would be paid an amount equal to three times his highest base salary over the prior three years, plus three times the executive’s target bonus or three times average bonus over the prior three years, whichever is greater.

     In the case of Mollozzi and Schierhorn, if the Company is subjected to a Change of Control and either the Company or its assigns terminates the executive’s employment without cause or, the executive terminates his employment for good reason within two years of the Change of Control, the executive would be entitled to be paid an amount equal to two times his highest base salary over the prior three years, plus two times his target bonus or two times the average of his bonuses over the prior three years, whichever is greater.

     The employment agreements contain an “Excise Tax Gross-Up” provision to ensure that the Company’s executives are treated fairly should there be a Change of Control, in that the value of the severance benefits agreed upon by the Company and the executives would be preserved.

     The employment agreements contain covenants by the executives that they will not compete with the Company for two years (one year in the case of Change of Control) after termination without cause or by the executive for good reason. The severance payments are contingent on the executives agreeing to release the Company from any known or unknown claims and liabilities arising out of the executive’s employment with the Company.

Equity Compensation Plan Information

Number of Securities
Remaining Available for
	Number of Securities to be		Future Issuance Under
	Issued Upon Exercise of	Weighted-Average Exercise	Equity Compensation Plans
	Outstanding Options,	Price of Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans
approved by security holders(3)	421,963 (1)	$8.24	19,535 (2)
Total	421,963	$3,685,620.16	19,535

     (1) Includes 421,963 outstanding options and 0 incentive shares awarded but not yet delivered.

     (2) Includes 19,535 options available for grant, 0 incentive shares not yet awarded and 0 shares authorized for the Employee Stock Purchase Plan but not yet allocated.

     (3) The outstanding balance of options was 421,963 (column (a)) with a related weighted average exercise price of $8.24 (column (b)).

Option Grants in 2003

     The following table sets forth certain information on option grants in 2003 to the Named Executives:

Individual Grants

	Number of
	Securities	Percentage of
	Underlying	Total Options
	Options	Granted to	Exercise Price Per	Expiration
Name	Granted (1)	Employees in 2003	Share	Date	Grant Date Value (2)
R. Marc Langland	12,000	11.5%	$14	04/03/2013	$56,520
Christopher N. Knudson	9,500	9.1%	$14	04/03/2013	$44,745
Victor P. Mollozzi	5,000	4.8%	$14	04/03/2013	$23,550
Joseph M. Schierhorn	7,500	7.2%	$14	04/03/2013	$35,325

     (1) Represents non-qualified and incentive stock options granted on April 3, 2003. Shares vest one-third each year beginning on April 3, 2004, and remain exercisable for 10 years from the date of grant.

     (2) The fair market value of options granted during 2003 is estimated on the date of grant using a qualified binomial option-pricing model with the following weighted-average assumptions: expected dividends of $0.38 per share, risk free rate of 3.83%, and volatility rate of 31.05% for April and expected life of 10 years.

Option Exercises in 2003 and Year-End Option Values

     The following table summarizes option exercises by and the value of unexercised options granted to the Named Executives:

			Number of
			Securities	Value Of
			Underlying	Unexercised
			Unexercised	In-the-Money
	Shares		Options	Options
	Acquired		At 12/31/2003	At 12/31/2003
	On	Value	(Exercisable/	(Exercisable/
Name	Exercise	Realized	Unexercisable)(1)	Unexercisable)(2)
R. Marc Langland	39,093	$606,206	89,849/16,766	$1,303,083/158,175
Christopher N. Knudson	20,959	$306,167	53,250/12,616	$762,324/118,307
Victor P. Mollozzi	18,484	$305,982	28,867/ 6,833	$416,284/64,301
Joseph M. Schierhorn	10,860	$170,824	23,050/ 9,333	$331,139/86,801

     (1)As adjusted for stock splits.

     (2)In accordance with applicable rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying stock. For purposes of this table, fair market value is deemed to be $23, the last sale price of the Company’s common stock reported on the Nasdaq National Market on December 31, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to send reports of their ownership of the Company’s stock to the Securities and Exchange Commission. The Company believes that all Section 16(a) filing requirements that apply to its directors and executive officers were complied with for the fiscal year ending December 31, 2003, with the exception of John C. Swalling whose Form 4 for two transactions in August 2003 and Christopher N. Knudson whose Form 4 for two transactions in November 2003 were inadvertently filed late.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     During 2003, certain directors and executive officers of the Company and the Bank and/or their associates were also customers of the Bank. It is anticipated that directors, executive officers, and their associates will continue to be customers of the Bank in the future. All transactions between the Bank and directors, executive officers, and their associates were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of management did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2003, the Bank had outstanding $3.5 million in loans to directors, and their related interests. The Bank’s unfunded loan commitments to these directors and their related interests at December 31, 2003, were $3.1 million.

     In April 2000, with approval of the majority of the Company’s independent directors, the Bank renegotiated and extended to 2013 its lease for approximately 30,000 square feet of office space in the 3111 C Street building in Anchorage, Alaska, for its headquarters. The building is owned by the ARC Partnership, which includes Mr. Danner, a director, among its partners. Under the terms of its existing lease, the Bank as lessee, paid $782,236 in rental payments to the partnership in 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of the Company’s common stock as of February 26, 2004, by (i) each director and nominee for director of the Company; (ii) the Named Executives; (iii) all executive officers and directors of the Company as a group; and (iv) persons known to management to beneficially own more than 5% of the outstanding common stock (as adjusted for dividends):

Name and Address of	Amount and Nature of
Beneficial Owner(1)	Beneficial Ownership(2)		Percent of Class(3)
R. Marc Langland	157,611	(4)	2.6%
Larry S. Cash	2,174	(5)	—
Mark G. Copeland	11,973		—
Frank A. Danner	13,435	(6)	—
Ronald A. Davis	6,509		—
Anthony Drabek	1,864		—
Christopher N. Knudson	72,029	(7)	1.2
Richard L. Lowell	14,919		—
Irene Sparks Rowan	2,759		—
John C. Swalling	2,090	(8)	—
Joseph E. Usibelli	104,150		1.7
Victor P. Mollozzi	58,137	(9)	1.0
Joseph M. Schierhorn	28,855	(10)	—
All executive officers and directors as a group (13 persons)	476,505		7.6
E* Capital Corporation	355,517	(11)	5.9
1000 Wilshire Boulevard Los Angeles, CA 90017
PNC Financial Services Group, Inc.	328,000	(12)	5.4
One PNC Plaza 249 Fifth Aveneue Pittsburgh, PA 15222-2707
Wellington Management Company, LLP	320,235	(13)	5.3
75 State Street Boston, MA 02109

     (1) Unless otherwise provided, the address for all directors and executive officers of the Company is 3111 C Street, Anchorage, Alaska 99503.

     (2) Unless otherwise indicated, parties named exercise sole voting and investment power over the shares, subject to community property laws (where applicable).

     (3) Where beneficial ownership is less than 1% of all outstanding shares, the percentage is not reflected in the table. The percentages shown are based on the number of shares of common stock deemed to be outstanding under applicable regulations as of the date specified (including options held by such persons exercisable within 60 days).

     (4) Includes 89,849 shares which Mr. Langland has the option to purchase at the weighted average price of $8.50 per share pursuant to the Company’s employee stock option plans.

     (5) Includes 854 shares held in trust for Mr. Cash’s children.

     (6) Includes 1,248 shares owned by Mr. Danner’s spouse as to which Mr. Danner disclaims beneficial ownership.

     (7) Includes 53,250 shares which Mr. Knudson has the option to purchase at the weighted average price of $8.68 per share pursuant to the Company’s employee stock option plans and 399 shares held in trust for Mr. Knudson’s children.

     (8) Includes 1,470 shares beneficially owned by a limited liability company in which Mr. Swalling shares voting and dispositive power over such shares, which are held of record by its members, and 20 shares owned by his son as to which Mr. Swalling disclaims beneficial ownership.

     (9) Includes 28,867 shares which Mr. Mollozzi has the option to purchase at the weighted average price of $8.58 per share pursuant to the Company’s employee stock option plans.

     (10) Includes 23,050 shares which Mr. Schierhorn has the option to purchase at the weighted average price of $8.63 per share pursuant to the Company’s employee stock option plans and 692 shares held in trust for Mr. Schierhorn’s children.

     (11) Includes 67,827 shares held by Edward W. Wedbush, Chairman of E* Capital Corporation, and 257,535 shares held by E* Capital Corporation as to which Mr. Wedbush disclaims beneficial ownership.

     (12) The total number of shares reported herein are held in an open-end mutual fund to which J.J.B. Hilliard, W.L. Lyons, Inc., is the investment advisor.

     (13) Wellington Management Company, LLP, in its capacity as investment adviser, may be deemed to beneficially own 320,235 shares with shared voting and/or dispositive power over such shares which are held of record by its clients and disclaims any pecuniary interest.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of KPMG LLP (“KPMG”) has been engaged as the Company’s independent certified public accountant for the current year. KPMG performed the audit of the financial statements for the Company for the year ended December 31, 2003. Representatives of KPMG are expected to be present at the meeting and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions.

Fees Billed By KPMG During Fiscal Years 2003 and 2002

The following table itemizes fees billed the Company by KPMG during fiscal years 2003 and 2002:

	2003	2002
Audit fees:	$129,000	$147,800
Audit related fees:
Audit of 401-k Plan	12,000	11,250
Other accounting services	—	2,000
Tax fees:
Tax return preparation	36,150	23,675
Assistance with IRS examination	40,700	21,550
Other tax consultation	—	5,000
All other fees:	28,766	28,650
	$246,616	$239,925

The Company’s Audit Committee charter discussed below contains the Company’s policy on pre-approval of all non-audit services permitted under Commission rules that may be provided to the Company by the independent auditors.

REPORT OF THE AUDIT COMMITTEE

     The following report of the Audit Committee is made pursuant to the rules of the Securities and Exchange Commission and the listing standards of the National Association of Securities Dealers, Inc. (the “NASD”). This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

     The Audit Committee Charter of the Company and its subsidiaries, as restated and amended in November 2003, specifies that the purpose of the Committee is to assist the Board in its oversight of:

•	The integrity of the Company’s financial reporting process and financial statements and systems of internal controls;

•	The Company’s accounting practices and internal controls;

•	The independent auditor’s qualifications, independence and performance; and

•	The performance of the Company’s internal audit function.

     The full text of the Committee’s restated and amended Charter is attached to this proxy statement as Attachment A.

     Each of the members of the Committee is independent of management within the meaning of the 1934 Act, the rules of the Securities and Exchange Commission and the Nasdaq National Market listing standards. The Committee and the full board have determined that no individual Audit Committee member qualifies as an audit committee financial expert within the meaning of such rules.

     In consideration of each member’s level of experience and credibility in dealing with fiscal matters, the Committee and the Board of Directors believed it reasonable that the Committee itself, as a whole, act as the financial expert.

     The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

     The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant’s independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2003, be included in the Company’s Annual Report—10-K for that year, for filing with the Securities and Exchange Commission.

     The Audit Committee does not believe the non-audit services provided by KPMG LLP called into question KPMG LLP’s independence.

Respectfully submitted by:

Audit Committee:
Mark G. Copeland, Chairman Anthony Drabek Richard L. Lowell

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     A shareholder proposing to transact business at the Company’s Annual Shareholders’ Meeting scheduled for April 7, 2005, must provide notice of such proposal to the Company no later than January 15, 2005. For shareholder proposals to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its April 7, 2005, Annual Shareholders’ Meeting, such proposals must be received by the Company no later than November 15, 2004. If the Company receives notice of a shareholder proposal after January 15, 2005, the persons named as proxies in the proxy statement and/or form of proxy will have discretionary authority to vote on such shareholder proposal.

2003 REPORT TO SHAREHOLDERS AND ANNUAL REPORT—10-K

     The Company’s 2003 Report to Shareholders (which is not part of the Company’s proxy soliciting materials), and 2003 Annual Report—10-K for the fiscal year ended December 31, 2003, accompanies this proxy statement. Additional copies will be furnished to shareholders upon request to: Corporate Secretary, Northrim Bank, P.O. Box 241489, Anchorage, Alaska 99524-1489, or by telephone to (907) 562-0062, by fax to (907) 562-1758, or by e-mail to investors@nrim.com.

OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the meeting. However, if other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with the recommendations of management on such matters.

     WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE — WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE AT THE MEETING, IF YOU WISH. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

ATTACHMENT A

NORTHRIM BANCORP, INC. AND SUBSIDIARIES
AUDIT COMMITTEE CHARTER
Restated and as amended through November 6, 2003

Audit Committee Charter

     This Audit Committee Charter (the “Charter”) has been adopted by the Board of Directors of Northrim BanCorp, Inc. (the “Company”) on recommendation by the Audit Committee of the Board (the “Committee”).

Audit Committee Purpose

     The Audit Committee is appointed by the Board of Directors (the “Board”) to assist the Board in fulfilling its oversight responsibilities which include oversight of:

1.	The integrity of the Company’s financial reporting process and financial statements and systems of internal controls;

2.	The Company’s accounting practices and internal controls;

3.	The independent auditor’s qualifications, independence and performance; and

4.	The performance of the Company’s internal audit function.

     The Committee provides a vehicle for free and open communications among the independent auditors, management, the internal auditing department and the Board. The Committee shall be given full and direct access to the Company’s internal auditors, the Chairman of the Board, the Company’s executives and independent auditors as necessary to carry out the responsibilities set forth in this Charter.

     The Committee’s function is one of oversight only. Management is responsible for day to day management and for preparing financial statements that accurately and fairly present the Company’s financial results and condition.

Composition of the Audit Committee

     The Committee shall be comprised of not less than three (3) directors, each of whom must (a) be independent as defined under the rules of the National Association of Securities Dealers, Inc. (the “NASD”) applicable to companies listed on the Nasdaq Stock Market (“Nasdaq”), (b) meet the criteria for independence set forth in Section 10A(m) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the Securities and Exchange Commission (the “Commission”) thereunder, and (c) not own or control twenty percent (20%) or more of the Company’s voting securities (or such lower measurement as may be established by the Commission in rulemaking under Section 10A(m) of the Exchange Act).

     All members of the Committee shall be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. At least one member of the Committee should be an “audit committee financial expert” as defined under the rules promulgated by the Commission under the Exchange Act. The audit committee financial expert must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

     Members of the Committee shall be appointed annually by the Board and may be replaced or removed by the Board with or without cause. Resignation or removal of a director, for whatever reason, shall mean automatic resignation or removal from the Committee. Any vacancy on the Committee may be filled only by the Board. The Board shall designate one member of the Committee to be the chair (the “Chair”).

Responsibilities and Duties; Authority

     To fulfill its responsibilities and duties, the Committee shall:

     1. Review annually this Charter for adequacy and recommend any changes to the Board;

     2. Review the significant accounting principles, policies and practices followed by the Company in accounting for and reporting its financial results of operations in accordance with generally accepted accounting principles (“GAAP”);

     3. Review the Company’s annual audited financial statements, related disclosures, including the MD&A portion of the Company’s filings, and discuss with the independent auditors the matters required to be discussed by Auditing Standard No. 61, including:

     (a) the quality as well as acceptability of the accounting principles applied in the financial statements, and

     (b) new or changed accounting policies; significant estimates, judgments, uncertainties or unusual transactions; and accounting policies relating to significant financial statement items;

     4. Obtain on an annual basis a formal written statement from the independent auditors delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and review and discuss with the auditors all significant relationships the auditors have with the Company which may affect the auditors’ independence;

     5. Based on the Committee’s review of the annual audited financial statements and related discussions with the independent auditors, the Committee shall make its recommendation to the Board as to whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K;

     6. Issue annually a report of the Audit Committee to be included in the Company’s proxy statement, as required by applicable rules and regulations;

     7. Review any management letters or internal control reports prepared by the independent auditors or the Company’s internal auditors and responses to prior management letters, and review with the independent auditors the Company’s internal financial controls;

     8. Review the effectiveness of the independent audit effort, including approval of the scope of, and fees charged in connection with, the annual audit, quarterly reviews and any non-audit services being provided;

     9. Be responsible for the appointment, compensation, retention and oversight of the independent auditor employed to conduct the audit (including resolution of disagreements between the independent auditors and management regarding financial reporting). The independent auditors shall report directly to the Committee;

     10. Pre-approve all audit services and non-audit services permitted under Commission rules that may be provided to the Company by the independent auditors;

     11. Review and approve policies for the hiring of any employees or former employees of the independent auditors;

     12. For each of the first three fiscal quarters and at year end, at a Committee meeting, review with management the financial results, the proposed earnings press release and review with the independent auditors the results of their review of the interim financial information and audit of the annual financial statements;

     13. Review management’s analysis of any significant accounting issues, changes, estimates, judgments or unusual items relating to the financial statements and the selection, application and effects of critical accounting policies applied by the Company (including an analysis of the effect of alternative GAAP methods) and review with the independent auditors the reports on such subjects delivered pursuant to Section 10A(k) of the Exchange Act;

     14. Meet separately with the independent auditors, the internal auditors and management as deemed necessary, and following completion of the annual audit to review any significant difficulties encountered during the course of the audit;

     15. Review the selection and performance of the Company’s internal auditor, and where appropriate, recommend the replacement of this officer. The internal auditor shall report to the Chairman of the Audit Committee;

     16. Review the adequacy of the authority, responsibilities and functions of the Company’s internal audit department, including internal audit plans, budget and scope and results of internal audits and management’s responses thereto;

     17. Review with the independent auditor its evaluation of the internal audit function;

     18. Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports;

     19. Engage and determine funding for such independent professional advisers and counsel as the Committee determines are appropriate to carry out its functions hereunder;

     20. Report to the Board on a regular basis on the major events covered by the Committee and make recommendations to the Board and management concerning these matters;

     21. Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board deems necessary or appropriate, but not limited to, the Company’s accounting practices and internal controls; and

     22. Establish procedures for:

     (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and

     (b) the confidential, anonymous submission by employees or shareholders of concerns regarding questionable accounting or auditing matters.

     The foregoing list of duties is not intended to be either complete or exclusive, and the Committee shall, in addition, have such powers as may be necessary or appropriate for the performance of its duties hereunder. All interpretations and determinations of the Committee made in accordance with the authority granted to the Committee herein shall be binding on all interested parties, unless found by a court of competent jurisdiction to be arbitrary and capricious.

Audit Committee Meetings

     The Committee will meet on a regular basis at least four (4) times each year, and will hold special meetings as circumstances require. The Chair, or any two (2) members of the Committee, may call meetings of the Committee. In addition, the Committee will meet at any time that the independent auditors believe communication to the Committee is required.

     The Chair shall preside at all sessions of the Committee at which he or she is present and shall set the agendas for Committee meetings, in consultation with other members of the Committee and management. The Committee may meet separately, and will meet separately annually, with representatives of the Company’s independent auditors, management and internal auditors. The agenda and information concerning the business to be conducted at each Committee meeting shall to the extent practicable be communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

     At all Committee meetings a majority of the total number of members shall constitute a quorum. A majority of the members of the Committee shall be empowered to act on behalf of the Committee. All meetings may be held telephonically.

     The Committee shall report regularly to the Board with respect to: (a) matters that are within the Committee’s responsibilities; and (b) such recommendations as the Committee may determine to be appropriate. The report to the Board may take the form of an oral report by the Chair or any other member of the Committee designated by the Committee to make such a report. The Committee shall maintain minutes or other records of meetings and activities of the Committee.

VOTE BY MAIL-
Mark, sign, and date your proxy card and
3111 C STREET	return it in the postage-paid envelope
ANCHORAGE, AK 99503	we’ve provided or return to Northrim
BanCorp, Inc., c/o ADP, 51 Mercedes Way,
Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY.

NORTHRIM BANCORP, INC.

ELECTION OF DIRECTORS. To elect eleven (11) directors for a term of one year or until their successors have been elected and qualified.		For	Withhold	For All	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
		All	All	Except

1.	01) R. Marc Langland, 02) Larry S. Cash, 03) Mark G. Copeland, 04) Frank A. Danner, 05) Ronald A. Davis, 06) Anthony Drabek, 07) Christopher N. Knudson, 08) Richard L. Lowell, 09) Irene Sparks Rowan, 10) John C. Swalling, 11) Joseph E. Usibelli	☐	☐	☐

2.	APPROVAL OF STOCK INCENTIVE PLAN. To approve the Northrim BanCorp, Inc. 2004 Stock Incentive Plan.	For ☐	Against ☐	Abstain ☐

3.	In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

Note: Signature(s) should agree with name(s) on Northrim stock certificate(s). Executors, administrators, trustees and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing. All joint owners must sign.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

NORTHRIM BANCORP, INC.

PROXY FOR ANNUAL SHAREHOLDERS’ MEETING
May 6, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
NORTHRIM BANCORP, INC.

PLEASE SIGN AND RETURN IMMEDIATELY

     The undersigned shareholder of NORTHRIM BANCORP, INC. (the “Company”) hereby nominates, constitutes and appoints R. Marc Langland and Christopher N. Knudson, and each of them (with full power to act alone), the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and vote all the common stock of the Company standing in my name and on its books on March 8, 2004, at the Annual Shareholders’ Meeting to be held at the Hilton Anchorage Hotel, Anchorage, Alaska, on May 6, 2004, at 9:00 A.M., and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present, as outlined on the reverse side of this card.

     Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

     The undersigned hereby acknowledges receipt of notice for the Annual Shareholders’ Meeting on May 6, 2004, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.